Filed pursuant to Rule 424(b)(2)

Registration No. 333-155601

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock(1) $0.01 par value	5,769,230	$39.00	$224,999,970	$16,043.00

(1)	Including associated preferred stock purchase rights
(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.

PROSPECTUS    SUPPLEMENT

(To Prospectus dated November 21, 2008)

5,016,722 Shares

Kansas City Southern

Common Stock

We are selling 5,016,722 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “KSU.” The last reported sale price of our common stock as reported on the New York Stock Exchange on April 28, 2010 was $39.41 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in the “Risk Factors” section beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

	Per Share	Total
Public offering price	$39.00	$195,652,158
Underwriting discount	$1.7062	$8,559,531
Proceeds, before expenses, to us	$37.2938	$187,092,627

The underwriters may also purchase up to an additional 752,508 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about May 4, 2010.

BofA Merrill Lynch                     J.P. Morgan

BMO Capital Markets

Dahlman Rose & Company

Scotia Capital

The date of this prospectus supplement is April 29, 2010.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

This prospectus supplement and the accompanying prospectus are not offers to sell, nor are they seeking an offer to buy, the shares offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of any sale of the shares of common stock offered hereby.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, as well as general information about us and the securities being offered hereunder. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under the headings “Additional Information” and “Incorporation of Documents by Reference” in this prospectus supplement, and under the heading “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is included. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have specified otherwise, reference in this prospectus supplement to “we,” “us,” “our,” “Company,” and “KCS” refer to Kansas City Southern and its consolidated subsidiaries.

MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement from internal surveys, as well as market research, publicly available information and industry publications as indicated herein. We have also included data from reports prepared by the Association of American Railroads. Industry publications, including those referenced herein, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and market research, while believed to be reliable, have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy of such information.

ADDITIONAL INFORMATION

We are required to file periodic reports and other information (File No. 001-04717) with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports, documents and other information may be inspected and copied at the public reference facilities of the SEC, at 100 F. Street, N.E., Washington, D.C. 20459. Copies of this material may also be obtained by mail, upon payment of the SEC’s prescribed rates, by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20459. Copies of such material may also be obtained from the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, on which our common stock is listed.

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of KCS, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site.

i

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus supplement, until we have sold all of the shares to which this prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement in any document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes such statement.

The following documents filed by us with the SEC are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;

•

Our Current Reports on Form 8-K filed on January 7, 2010; January 14, 2010; January 27, 2010; January 28, 2010 (with a report date of January 22, 2010); February 8, 2010; March 4, 2010; March 10, 2010; March 22, 2010; April 8, 2010 and April 27, 2010 (disclosure under Items 8.01 and 9.01);

•

The description of the Series A Preferred Stock Purchase Rights associated with our common stock contained in our Form 8-A filed on May 19, 1986 and any amendments or reports filed for the purpose of updating that description.

All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference into this prospectus from the date of the filing of the documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information filed with the SEC previously.

Upon request, copies of documents incorporated into this document by reference, except for exhibits, unless such exhibits are specifically incorporated into such documents by reference, are available without charge by contacting:

Kansas City Southern

PO Box 219335

Kansas City, MO 64121-9335

(816) 983-1237

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, quarterly earnings calls, executive presentations, in the annual report to stockholders and in other filings with the SEC. Readers can identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs. These statements involve a number of risks and uncertainties. Actual results could materially differ from those anticipated by such forward-looking statements. Such differences could be caused by a number of factors or combination of factors including, but not limited to, the factors identified below and those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009. Readers are strongly encouraged to consider these factors and the following factors when evaluating any forward-looking statements concerning the Company:

•	fluctuations in the market price for our common stock;

•	our dividend policy and restrictions on our ability to pay dividends on our common stock;

•	our high degree of leverage;

•	our potential need for and ability to obtain additional financing;

•	our ability to successfully implement our business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers, trucking companies and maritime shippers in the United States and Mexico;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, on the level of trade among the United States, Mexico and Canada;

•	uncertainties regarding the litigation we face and any future claims and litigation;

•

the effects of employee training, stability of the existing information technology systems, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability;

•	the adverse impact of any termination or revocation of the concession granted by the Mexican government to our subsidiary Kansas City Southern de México, S.A. de C.V.;

•	legal or regulatory developments in the United States, Mexico or Canada;

•	our ability to generate sufficient cash, including the ability to collect on customer receivables, to pay principal and interest on our debt, meet our obligations and fund our other liquidity needs;

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities we carry;

•	material adverse changes in economic and industry conditions, including the availability of short and long-term financing, both within the United States and Mexico and globally;

•

natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions to the Company’s operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	our business may be affected by market and regulatory responses to climate change;

•	disruption in fuel supplies, changes in fuel prices and our ability to assess fuel surcharges;

•	our ability to attract and retain qualified management personnel;

•	changes in labor costs and labor difficulties, including work stoppages affecting either operations or customers’ abilities to deliver goods for shipment;

•	credit risk of customers and counterparties and their failure to meet their financial obligations;

•

the outcome of claims and litigation, including those related to environmental contamination, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes;

•	acts of terrorism or risk of terrorist activities;

•	war or risk of war; and

•

legislative, regulatory, or legal developments involving taxation, including enactment of new foreign, federal or state income or other tax rates, revisions of controlling authority, and the outcome of tax claims and litigation.

Forward-looking statements reflect only as of the date on which they are made. We will not update any forward-looking statements to reflect future events, developments, or other information. If we do update one or more forward-looking statements, no inference should be drawn that additional updates will be made regarding that statement or any other forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision. When used in this prospectus supplement, the terms “we,” “us,” “our,” “Company” and “KCS” refer to Kansas City Southern and its consolidated subsidiaries, unless specified otherwise.

KANSAS CITY SOUTHERN

Kansas City Southern, a Delaware corporation, is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central United States with major industrial cities in Mexico. As used herein, “KCS” or the “Company” may refer to Kansas City Southern or, as the context requires, to one or more subsidiaries of Kansas City Southern. KCS and its subsidiaries had approximately 6,100 employees as of December 31, 2009. The Kansas City Southern Railway Company (“KCSR”), which was founded in 1887, is a U.S. Class I railroad. KCSR serves a ten-state region in the midwest and southeast regions of the United States and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi, and Texas.

KCS controls and owns all of the stock of Kansas City Southern de México, S.A. de C.V. (“KCSM”). KCS previously owned this stock through its wholly-owned subsidiary, Grupo KCSM, S.A. de C.V. (“Grupo KCSM”), formerly known as Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., or Grupo TFM. Effective May 8, 2007, Grupo KCSM was merged into KCSM. Through its 50-year concession from the Mexican government (the “Concession”), which could expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the United States and Mexico border crossing at Nuevo Laredo, Tamaulipas, the largest rail freight interchange point between the United States and Mexico. Under the Concession, KCSM has the right to control and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the United States and Mexico.

KCSM provides exclusive rail access to the Port of Lázaro Cárdenas on the Pacific Ocean. The Mexican government is developing the port at Lázaro Cárdenas principally to serve Mexican markets and as an alternative to the congested U.S. west coast ports of Long Beach and Los Angeles. KCSM is the sole provider of rail service to this port, which provides an alternate route for Asian traffic bound for the eastern, southern and midwestern United States. Traffic at Lázaro Cárdenas is both domestic and import traffic, consisting of intermodal containers, minerals, iron, steel slabs, wire rods, and fertilizers.

KCS wholly owns, directly and indirectly through its wholly-owned subsidiaries, Mexrail, Inc. (“Mexrail”) which, in turn, wholly owns The Texas Mexican Railway Company (“Tex-Mex”). Tex-Mex owns a 157-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM. Through its ownership of Mexrail, the Company owns the northern half of the rail bridge at Laredo, Texas. Laredo is a principal international gateway through which more than half of all rail and truck traffic between the United States and Mexico crosses the border. The Company also controls the southern half of this bridge through its ownership of KCSM.

The KCS coordinated rail network (KCSR, KCSM and Tex-Mex) comprises approximately 6,000 miles of main and branch lines extending from the midwest and southeast portions of the United States south into Mexico and connects with other Class I railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the southeast and southwest United States through less congested interchange hubs.

Panama Canal Railway Company (“PCRC”), an unconsolidated joint venture company owned equally by KCS and Mi-Jack Products, Inc. was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation option in lieu of the Panama Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25 year term. The Panama Canal Railway is a north-south railroad traversing the Isthmus of Panama between the Atlantic and Pacific Oceans. PCRC’s wholly-owned subsidiary, Panarail Tourism Company (“Panarail”), operates and promotes commuter and tourist passenger service over the Panama Canal Railway.

Other subsidiaries and affiliates of KCS include the following:

•

Meridian Speedway, LLC (“MSLLC”), a seventy-two percent owned consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the KCSR rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation (“NS”) through its wholly-owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining twenty-eight percent of MSLLC. Ultimately KCS will own seventy percent and NS will own thirty percent of MSLLC upon the contribution of additional capital by NS to MSLLC;

•

Pabtex, Inc., a wholly-owned and consolidated owner of a bulk materials handling facility with deep-water access to the Gulf of Mexico at Port Arthur, Texas that stores and transfers petroleum coke from rail cars to ships, primarily for export;

•	Trans-Serve, Inc. (doing business as Superior Tie and Timber), a wholly-owned and consolidated operator of a railroad wood tie treatment facility;

•

Transfin Insurance, Ltd., a wholly-owned and consolidated captive insurance company, providing property, general liability and certain other insurance coverage to KCS and its subsidiaries and affiliates;

•	Southern Capital Corporation, LLC (“Southern Capital”), a fifty percent owned unconsolidated affiliate that leases locomotives and other equipment; and

•

Ferrocarril y Terminal del Valle de México, S.A. de C.V., a twenty-five percent owned unconsolidated affiliate that provides railroad services as well as ancillary services in the greater Mexico City area.

CORPORATE INFORMATION

Kansas City Southern was incorporated in 1962 as Kansas City Southern Industries, Inc. and in 2002 formally changed its name to Kansas City Southern. Our principal executive offices are located at 427 West 12th Street, Kansas City, Missouri, 64105, and our telephone number is (816) 983-1303. Our website is www.kcsouthern.com. Information on our website is not part of, or incorporated by reference into, this prospectus supplement.

THE OFFERING

Issuer	Kansas City Southern

Common Stock Offered	5,016,722 shares of common stock, $.01 par value

Overallotment Option	752,508 shares

Common Stock to be Outstanding immediately following this Offering	101,729,189 shares*

Use of Proceeds	We intend to use the net proceeds from the sale of the common stock offered hereby, together with approximately $106.6 million of other available cash, to redeem (i) $66.5 million principal amount of the 13.0% Senior Notes due 2013 issued by KCSR for a total redemption price of $75.1 million, (ii) $70.0 million principal amount of the 12.5% Senior Notes due 2016 issued by KCSM for a total redemption price of $78.8 million and (iii) $136.3 million principal amount of the 9.375% Senior Notes due 2012 issued by KCSM for a total redemption price of $139.5 million, as well as pay the expenses associated with such redemptions. We intend to use the net proceeds from any exercise of the overallotment option to redeem additional principal amounts of the 9.375% Senior Notes due 2012 issued by KCSM. See “Use of Proceeds.”

Risk Factors	An investment in our common stock is subject to risks. Please refer to the “Risk Factors” section beginning on page S-4 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Dividends	We do not anticipate making any cash dividend payments or other distributions to our common stockholders in the foreseeable future. See “Dividend Policy.”

New York Stock Exchange Symbol	KSU

*	The number of shares of our common stock that will be outstanding immediately after this offering is based on approximately 96,712,467 shares of our common stock outstanding as of April 26, 2010 and the sale of 5,016,722 shares of our common stock in this offering. This number does not include any shares issuable upon exercise of outstanding stock options or shares available for future grant under our equity compensation plans. This number also assumes no exercise of the overallotment option.

RISK FACTORS

An investment in our common stock is subject to risk. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein.

Before you decide to invest in our common stock, you should consider the risk factors below as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any risk factors set forth in our other filings with the SEC pursuant to the Exchange Act before making an investment decision. Please refer to “Incorporation of Documents by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus for discussions of these other filings.

Risks Relating to our Common Stock and the Offering

The price of our common stock is volatile, which may cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2008 and April 28, 2010, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $12.25 per share to a high of $55.90 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described in this “Risk Factors” section and in the documents incorporated herein by reference (as updated in our future SEC filings incorporated by reference in this prospectus supplement) as well as, among other things:

•	quarterly variations in operating results;

•	operating results that vary from the expectations of management, securities analysts, ratings agencies and investors;

•	changes in expectations as to future financial performance, including financial estimates by securities analysts, ratings agencies and investors;

•	developments generally affecting the railroad industry;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	the assertion or resolution of significant claims or proceedings against us;

•	our dividend policy and restrictions on the payment of dividends contained in our credit agreement;

•	future sales of our equity or equity-linked securities;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business and operations;

•	changes in the competitive landscape for our industry;

•	the issuance of common stock in payment of dividends on preferred stock or upon conversion of preferred stock or convertible debt; and

•	general domestic and international economic conditions including the availability of short- and long-term financing.

In addition, the stock market in recent years and particularly since mid-2008 has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

We may issue additional shares of common stock, preferred stock or securities convertible into equity securities and thereby materially and adversely affect the price of our common stock. Hedging activities may depress the trading price of our common stock.

Any future issuances of equity securities, including upon conversion of existing or future issuance of convertible securities, could dilute your interests and could substantially decrease the trading price of our common stock. We are not restricted from issuing additional common stock and cannot predict the size of future issuances or sales of our common stock or the effect, if any, that such issuances or sales may have on the market price for our common stock. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. The issuance and sale of substantial amounts of common stock, or the announcement that such issuances and sales may occur, may materially and adversely affect the price of our common stock.

We may issue equity securities in the future for a number of reasons, including financing our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding options or for other reasons. As of December 31, 2009, there were:

•

8,763,107 shares of our common stock issued or reserved for issuance under our 1991 Amended and Restated Stock Option and Performance Award Plan, our 2008 Stock Option and Performance Award Plan and our Employee Stock Purchase Plan;

•	2,117,095 shares of common stock held by executive officers and directors outside those plans; and

•	6,999,826 shares of our common stock reserved for issuance upon conversion of the outstanding shares of our convertible preferred stock.

In addition, if our board of directors decides to issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Resales of our common stock in the public market following the offering may cause its market price to fall.

We may issue up to 5,769,230 shares of our common stock in connection with this offering. The issuance of these new shares could have the effect of depressing the market price for shares of our common stock.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $187.1 million from our sale of shares in this offering, after deducting the underwriting discount and commissions. If the overallotment option is exercised in full, we estimate that we will receive net proceeds of approximately $28.1 million, after deducting the underwriting discounts and commissions.

We intend to use the net proceeds from the sale of the common stock offered hereby, together with approximately $106.6 million of other available cash, to redeem (i) $66.5 million principal amount of the 13.0% Senior Notes due 2013 issued by KCSR for a total redemption price of $75.1 million, (ii) $70.0 million principal amount of the 12.5% Senior Notes due 2016 issued by KCSM for a total redemption price of $78.8 million and (iii) $136.3 million principal amount of the 9.375% Senior Notes due 2012 issued by KCSM for a total redemption price of $139.5 million, as well as pay the expenses associated with such redemptions. We intend to use the net proceeds from any exercise of the overallotment option to redeem additional principal amounts of the 9.375% Senior Notes due 2012 issued by KCSM.

CAPITALIZATION

The table below sets forth our consolidated debt and capitalization as of March 31, 2010, derived from our unaudited consolidated financial statements:

•	on an actual basis; and

•

as adjusted to give effect to the use of the net proceeds from the issuance of the common stock offered hereby, together with other available cash, to redeem $66.5 million principal amount of the 13.0% Senior Notes due 2013 issued by KCSR, $70.0 million principal amount of the 12.5% Senior Notes due 2016 issued by KCSM and $136.3 million principal amount of the 9.375% Senior Notes due 2012 issued by KCSM, as well as pay $20.9 million of premiums and other expenses associated with such redemptions.

You should read this table in conjunction with our financial statements incorporated by reference in this prospectus supplement.

	As of March 31, 2010
	Actual	As Adjusted
	(unaudited)
	(in millions of U.S. dollars)
Cash and cash equivalents	$126.1	$19.5

Debt
KCS
Other debt obligations	$0.2	$0.2
KCSR
Revolving credit facility	40.0	40.0
Term loan facility	309.8	309.8
13.0% Senior Notes due 2013	190.0	123.5
8.0% Senior Notes due 2015	275.0	275.0
Capital lease obligations	10.8	10.8
Other debt obligations	8.0	8.0
Tex-Mex
Tex Mex RRIF loan	45.0	45.0
KCSM
9 3/8 % Senior Notes due 2012	163.7	27.4
7 5/8 % Senior Notes due 2013	175.0	175.0
7 3/8 % Senior Notes due 2014	165.0	165.0
12.5% Senior Notes due 2016	200.0	130.0
8.0% Senior Notes due 2018	300.0	300.0
5.737% loan agreement	63.1	63.1
6.195% loan agreement	47.0	47.0
Capital lease obligations	4.7	4.7
Other debt obligations	6.2	6.2
Discount on Senior Notes	(32.2)	(22.4	)(1)

Total debt	$1,971.3	$1,708.3

Total stockholders’ equity	2,082.0	2,246.3	(2)
Noncontrolling interest	281.7	281.7

Total equity	$2,363.7	$2,528.0	(2)

Total capitalization	$4,335.0	$4,236.3

(1)	Reflects the write off of unamortized discount associated with redemption of 13.0% Senior Notes and 12.5% Senior Notes
(2)	Reflects the following items related to the equity offering and debt repayments:

Net proceeds from Equity Offering	$187.1
Debt retirement costs, net of taxes	(13.7)
Write-off of unamortized discount and loan costs, net of taxes	(8.8)
Offering expense	(0.3)

$164.3

This transaction will reduce interest expense by approximately $20.0 million in 2010 and $34.3 million in 2011. The transaction is expected to be accretive to earnings per share in 2010, excluding $20.9 million of redemption costs and fees associated with this offering and $13.4 million write-off of origination costs and unamortized discounts associated with the debt that we intend to repurchase with the proceeds of this offering. Assuming the overallotment is fully exercised, this transaction will reduce interest expense by approximately $21.5 million in 2010 and $36.7 million in 2011 and the redemption fees and expenses will increase to $21.5 million and the write-off of origination costs and unamortized discounts associated with the debt will increase to $13.6 million. In addition, KCSM expects to enter into a new credit facility to provide additional liquidity.

DESCRIPTION OF COMMON STOCK

The description of our common stock set forth below is not complete and is qualified by reference to our restated certificate of incorporation and bylaws. Copies of our restated certificate of incorporation and bylaws are available from us upon request and have also been filed with the SEC. See “Additional Information” and “Incorporation of Documents by Reference.”

Authorized Capital Stock

Under our restated certificate of incorporation, we are authorized to issue (i) 400,000,000 shares of common stock, par value $0.01 per share, (ii) 840,000 shares of 4% Noncumulative, Preferred Stock, par value $25.00 per share (“4% Preferred Stock”), and (iii) 2,000,000 shares of New Series Preferred Stock, par value $1.00 per share (“New Series Preferred Stock”), of which 150,000 shares are designated as New Series Preferred Stock, Series A (“Series A Preferred Stock”), 1,000,000 shares are designated as Series B Convertible Preferred Stock, 400,000 shares are designated as 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C and 210,000 shares are designated as 5 1/8% Cumulative Convertible Perpetual Preferred Stock, Series D (“Series D Preferred Stock”). As of April 26, 2010, 96,712,467 shares of common stock were issued and outstanding, 242,170 shares of 4% Preferred Stock were issued and outstanding, 209,995 shares of Series D Preferred Stock were issued and outstanding and no other shares of New Series Preferred Stock were outstanding. The issued and outstanding shares of common stock, 4% Preferred Stock, and Series D Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. Our common stock and 4% Preferred Stock are listed on the New York Stock Exchange.

Common Stock

Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, provided that, if any shares of New Series Preferred Stock or 4% Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of New Series Preferred Stock and 4% Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends.

We have not declared any cash dividends on our common stock during the last five fiscal years and do not anticipate making any cash dividend payments to common stockholders in the foreseeable future. The agreements governing our term loans, revolving credit facility and debt securities impose restrictions on our ability to pay cash dividends on our common stock.

Holders of common stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on any other matter, voting as a single class. In the event of the voluntary or involuntary dissolution, liquidation or winding up of KCS, holders of common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of our indebtedness) and holders of New Series Preferred Stock and 4% Preferred Stock, all our remaining assets available for distribution. The issuance of additional shares of New Series Preferred Stock or 4% Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of common stock and would subject the common stock to the prior dividend and liquidation rights of the additional New Series Preferred Stock and 4% Preferred Stock issued. The issuance of common stock in payment of dividends on or upon conversion of Series D Preferred Stock could also result in dilution in the voting power and relative equity interests of the holders of our common stock. The common stock is not redeemable and has no preemptive rights.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “KSU.” As of April 26, 2010, we had approximately 96,712,467 shares of common stock outstanding and 4,375 holders of record of our common stock.

The following table sets forth, for the periods indicated below, the high and low sales prices for our common stock as reported by the NYSE:

	Price range of common stock
Quarter Ended	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$41.55	$29.00
Second Quarter	$50.66	$39.01
Third Quarter	$55.90	$40.05
Fourth Quarter	$44.38	$15.71
Fiscal Year Ended December 31, 2009
First Quarter	$23.54	$12.47
Second Quarter	$17.98	$12.25
Third Quarter	$29.19	$14.75
Fourth Quarter	$34.57	$22.57
Fiscal Year Ending December 31, 2010
First Quarter	$36.91	$29.52
Second Quarter (through April 28, 2010)	$40.10	$36.30

On April 28, 2010, the last reported sale price of our common stock on the NYSE was $39.41 per share.

DIVIDEND POLICY

Common Stock. We have not declared any cash dividends or made any other distribution on our common stock during the last five fiscal years and we do not anticipate making any cash dividend payments to our common stockholders in the foreseeable future. Pursuant to our credit agreement, we are prohibited from the payment of cash dividends on our common stock.

Preferred Stock. We are restricted from paying cash dividends on our Series D Preferred Stock when our coverage ratio (as defined in the indentures for KCSR’s 8.0% Senior Notes and 13.0% Senior Notes) is less than 2.0:1. It is our intention to pay timely dividends on all preferred stock in either cash or stock when dividend payments are not restricted under the covenants of our various debt agreements and we have adequate levels of liquidity. In the event that dividends on our Series D Preferred Stock are in arrears for six consecutive quarters (or an equivalent number of days in the aggregate, whether or not consecutive), holders of our Series D Preferred Stock, as applicable, will be entitled to elect two of the authorized number of directors at the next annual stockholders’ meeting, and at each subsequent stockholders’ meeting until such time as all accumulated dividends are paid on the Series D Preferred Stock, as applicable, or set aside for payment.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary addresses only the U.S. federal income tax considerations of beneficial owners of our common stock that will hold the common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	banks,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	partnerships,

•	grantor trusts,

•	dealers or traders in securities,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the United States,

•	persons that receive shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

•	persons who use or are required to use mark-to-market accounting,

•

persons that hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes, or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Moreover, except to the limited extent provided below for Non-U.S. Holders (as defined below), this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any U.S. state, and local or foreign tax consequences, of the purchase, ownership and disposition of our common stock.

This summary is based upon the Code; proposed, temporary and final U.S. Treasury regulations promulgated under the Code, and judicial and administrative interpretations of the Code and U.S. Treasury regulations, in each case as in effect as of the date of this prospectus supplement. The Code, U.S. Treasury regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. The Code, U.S. Treasury regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR REGARDING ITS SPECIFIC U.S. FEDERAL, STATE, AND LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

U.S. HOLDERS

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (or the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisor as to the U.S. tax consequences of being a partner in a partnership that acquires, holds or disposes of our common stock.

Distributions on Common Stock

General Taxation of Distributions

We currently do not make distributions with respect to our common stock and do not anticipate making distributions in the foreseeable future. However, a U.S. Holder that receives a distribution with respect to our common stock, including a constructive distribution, of cash or property generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in our common stock and thereafter as gain from the sale or exchange of common stock (see “Sale or Exchange of Common Stock” below). Dividends received on common stock generally will be eligible for the “dividends received deduction” if the U.S. Holder receiving such dividend is a U.S. corporation.

Reduced Tax Rates for Certain Dividends

For taxable years beginning before January 1, 2011, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate or trust.

Sale or Exchange of Common Stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in our common stock. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to significant limitations under the Code.

Information Reporting and Backup Withholding

Unless a U.S. Holder is a corporation or other exempt recipient, payments of dividends or the proceeds of the sale or other disposition of our common stock that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax at the rate of twenty-eight percent (28%) (for taxable years beginning before January 1, 2011) if the U.S. Holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

The following discussion applies only to Non-U.S. Holders. Special rules may apply to a Non-U.S. Holder that is a “controlled foreign corporation” or a “passive foreign investment company” or is otherwise subject to special treatment under the Code. Any such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and foreign tax consequences that may be relevant to them.

Distributions on Common Stock

We currently do not make distributions with respect to our common stock and do not anticipate making any distributions on our common stock in the foreseeable future. Should our intentions change, however, except as described below, dividends paid to a Non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to the Non-U.S. Holder, unless the Non-U.S. Holder has furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by a Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, the Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the Non-U.S. Holder has furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which the Non-U.S. Holder certifies, under penalties of perjury, that it is a non-United States person, and the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if required by a tax treaty, attributable to a permanent establishment in the United States and are includible in your gross income. Such dividends, however, will be taxed at rates applicable to U.S. citizens and resident aliens or domestic U.S. corporations on a net income basis. If the Non-U.S. Holder is a corporation, such dividends, under certain circumstances, may also be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or Exchange of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain that it recognized on a sale or exchange of common stock unless:

•

the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. federal income taxation on a net income basis;

•

the Non-U.S. Holder is an individual who holds the common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such sale or exchanges and your holding period for the common stock.

U.S. gains described in the first bullet point are taxed at rates applicable to U.S. citizens and resident aliens or domestic U.S. corporations on a net income tax basis. If the Non-U.S. Holder is a corporation, then such gains, under certain circumstances, may also be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. A Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital loss.

We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Except as described below, a Non-U.S. Holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a U.S. office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and the Non-U.S. Holder has furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN upon which Non-U.S. Holder certifies, under penalties of perjury, that it is a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations.

However, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the Non-U.S. Holder in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to the Non-U.S. Holder at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a United States person.

A Non-U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the Non-U.S. Holder’s U.S. federal income tax liability by filing a refund claim with the IRS.

Recent Legislation Imposing Additional Disclosure Requirements on Foreign Entities

Non-U.S. Holders should be aware of recent legislation that, beginning on January 1, 2013, would impose a 30% withholding tax on certain payments (which could include dividends in respect of our common stock and gross proceeds from the sale or other disposition of our common stock) made to a foreign entity that fails to disclose the identity of its direct or indirect “substantial United States owners” or to certify that it has no such owners. Various exceptions are provided under the legislation and additional exceptions may be provided by subsequent guidance. Non-U.S. Holders should consult their own tax advisors regarding the potential application and impact of these new requirements based upon their particular circumstances.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,759,198
J.P. Morgan Securities Inc.	1,505,016
BMO Capital Markets Corp.	250,836
Dahlman Rose & Company, LLC	250,836
Scotia Capital (USA) Inc.	250,836

Total	5,016,722

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $1.02 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$39.00	$195,652,158	$224,999,970
Underwriting discount	$1.7062	$8,559,531	$9,843,460
Proceeds, before expenses, to Kansas City Southern	$37.2938	$187,092,627	$215,156,510

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 752,508 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and our directors (other than directors James R. Jones and Karen L. Pletz, both of whom are not standing for re-election at our stockholders’ meeting on May 6, 2010) have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 75 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions (including, in the case of our executive officers and directors, the ability to make transfers of common stock to charitable organizations), not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “KSU.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated website is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this document nor any other offering material relating to the shares described in this document has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this document nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cerclerestreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Italy

This offering has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, pursuant to Italian securities legislation. The shares offered by this document may not be exercised, offered or sold nor may this document or any other offering materials be distributed in the Republic of Italy unless such exercise, offer, sale or distribution is:

•

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 11971 of May 14, 1999 and any other applicable laws and regulations;

•	made (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11422 of July 1, 1998, as amended, (ii) in circumstances where an exemption from the rules governing solicitations to the public at large applies pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended or (iii) to persons located in the Republic of Italy who submit an unsolicited request to purchase the shares or exercise preferential rights with respect to these shares; and

•	in compliance with all relevant Italian securities and tax laws and regulations.

LEGAL MATTERS

Certain legal matters regarding the common stock, including the validity thereof, will be passed upon for us by Sonnenschein Nath & Rosenthal LLP. Certain legal matters regarding the common stock will be passed upon for the underwriters by Shearman & Sterling LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of December 31, 2009 and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2010 and 2009, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

PROSPECTUS

KANSAS CITY SOUTHERN

COMMON STOCK,

PREFERRED STOCK,

STOCK PURCHASE CONTRACTS,

STOCK PURCHASE UNITS

WARRANTS

DEBT SECURITIES*

THE KANSAS CITY SOUTHERN

RAILWAY COMPANY

DEBT SECURITIES*

*GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY KANSAS CITY SOUTHERN OR THE

KANSAS CITY SOUTHERN RAILWAY COMPANY, AND

CERTAIN SUBSIDIARIES OF KANSAS CITY SOUTHERN

We will provide the specific terms of these securities in supplements to this prospectus. Information on the time and manner in which the Kansas City Southern may offer and sell securities under this prospectus, will be provided under in a prospectus supplement that will be filed supplementing the information in this prospectus.

Our principal executive offices are located at 427 West 12th Street, Kansas City, Missouri 64105. The common stock of Kansas City Southern (“KCS”) is listed on the New York Stock Exchange under the symbol “KSU.” On November 20, 2008, the last reported sale price of KCS’ common stock was $17.50 per share.

For a discussion of certain factors that you should consider before investing in the securities, see “Risk Factors ” beginning on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

The date of this prospectus is November 21, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the Company may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the Company. Each time the Company sells securities, we will provide you with this prospectus and, in certain cases a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Unless we have indicated otherwise, references in this prospectus to “KCS” mean Kansas City Southern and references to the “Company,” “we,” “us,” “our,” and similar terms refer to KCS and our consolidated subsidiaries.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our common stock, preferred stock, debt securities or other securities, you should carefully consider the risk factors described in “Risk Factors” in our periodic reports filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 15, 2008, and subsequent periodic reports or supplements to this prospectus containing updated disclosures of such factors, together with all of the other information included in this prospectus, any prospectus supplement, other offering materials and the other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

USE OF PROCEEDS

We will describe the use of proceeds from the sale of our securities in the prospectus supplement related to the sale of those securities.

RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
Ratio of earnings to fixed charges (1)	2.1x	1.7x	1.5x	2.0x	0.8x	2.5x	1.9x
Ratio of earnings to combined fixed charges and preference dividends (2)	1.8x	1.5x	1.4x	1.6x	0.8x	2.3x	1.6x

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income before minority interest and equity in earnings of unconsolidated affiliates, fixed charges and distributed income of equity investments. Fixed charges include interest expense on indebtedness and the portion of rent that represents a reasonable approximation of the interest factor. For the year ended December 31, 2003, the ratio of earnings to fixed charges was less than 1:1. This ratio would have been 1:1 if a deficiency of $10.5 million was eliminated.

(2)	For the purpose of computing the ratio of earnings to combined fixed charges and preference dividends, earnings is divided by the sum of fixed charges and preference dividends. For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preference dividends was less than 1:1. This ratio would have been 1:1 if a deficiency of $18.2 million was eliminated.

PLAN OF DISTRIBUTION

Subject to the restrictions described in this prospectus and any prospectus supplement, the Company may offer and sell or exchange the securities described in this prospectus from time to time in any of the following ways:

•

The securities may be sold through a broker or brokers, acting as principals or agents. Agents designated by the Company from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “1933 Act”), involved in the offer or sale of the securities in respect of which this prospectus is delivered. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the securities as agent but may position and resell the block as principal to facilitate the transaction. The securities may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from us or the Company and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

•

The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

•	The securities may be sold in private sales directly to purchasers.

•

The Company may enter into derivative transactions or forward sale agreements on shares of securities with third parties. In such event, the Company may pledge the shares underlying such transactions to the counterparties under such agreements, to secure the Company’s delivery obligation. The counterparties or third parties may borrow shares of securities from the Company or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the Company may deliver shares of securities to the counterparties that, in turn, the counterparties may deliver to the Company or third parties, as the case may be, to close out the open borrowings of securities. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

•

The Company may also sell its shares of securities through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in conjunction with those sales.

LEGAL MATTERS

Sonnenschein Nath & Rosenthal LLP, Kansas City, Missouri, will issue an opinion to us relating to the legality of any securities that are offered by this prospectus and any prospectus supplement. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the prospectus supplement relating to that offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Kansas City Southern as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007, June 30, 2008 and 2007, and September 30, 2008 and 2007, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and 2007, June 30, 2008 and 2007, and September 30, 2008 and 2007, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.KCSouthern.com. Information contained on our website is not part of this prospectus.

In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008 and September 30, 2008;

•

The Company’s Current Reports on Form 8-K filed March 5, 2008; April 1, 2008; April 18, 2008; May 23, 2008; June 2, 2008; June 12, 2008; July 2, 2008; July 8, 2008; July 16, 2008; September 15, 2008; September 19, 2008; October 7, 2008, October 22, 2008 and November 17, 2008;

•	The Company’s Notice of Annual Meeting and definitive Proxy Statement filed on March 26, 2008 in connection with Company’s 2008 Annual Meeting of Stockholders;

•	The Company’s Notice of Special Meeting and definitive Proxy Statement filed on September 5, 2008 in connection with Company’s Special Meeting of Stockholders held on October 7, 2008; and

•

The description of the Company’s Common Stock, par value $0.01 per share, and the associated Series A Preferred Stock Purchase Right in the Company’s Form 8-A filed on May 19, 1986 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any current report on Form 8-K), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any current report on Form 8-K) after the date of the initial registration statement shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kansas City Southern, P.O. Box 219335, Kansas City, Missouri 64121-9335 (or if by United Parcel Service or some other form of express delivery to 427 West 12th Street, Kansas City, Missouri 64105), Attention: Corporate Secretary’s Office, or if by telephone at (816) 983-1237.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in the annual report to shareholders and in our other filings with the Securities and Exchange Commission. Readers can identify these forward-looking statements by the use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. These Statements involve a number of risks and uncertainties. Actual results could materially differ from those anticipated by such forward-looking statements. Such differences could be caused by a number of factors or combination of factors including, but not limited to, the factors identified below. Readers are strongly encouraged to consider these factors and the following factors when evaluating any forward-looking statements concerning us:

•	fluctuations in the market price for KCS’ common stock;

•	KCS’ dividend policy and restrictions on KCS’ ability to pay dividends on its common stock;

•	our high degree of leverage;

•	our potential need for and ability to obtain additional financing;

•	our ability to successfully implement our business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers and trucking companies in the United States and Mexico;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, on the level of trade among the United States, Mexico and Canada;

•	uncertainties regarding litigation and any future claims and litigation;

•	the effects of employee training, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability;

•	the adverse impact of any termination or revocation of Kansas City Southern de México’s Concession by the Mexican government;

•	our ability to generate sufficient cash to pay principal and interest on our debt, meet our obligations and fund our other liquidity needs;

•	legal or regulatory developments in the United States, Mexico or Canada;

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities we transport;

•	the effects of general adverse conditions on the capital markets upon which we rely to provide some of our capital requirements;

•	material adverse changes in economic and industry conditions, both within the United States and Mexico and globally;

•

natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions of our operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	changes in fuel prices and our ability to assess fuel surcharges;

•	our ability to attract and retain qualified management personnel;

•	changes in labor costs and labor difficulties, including work stoppages affecting either our operations or our customers’ abilities to deliver goods for shipment;

•

the outcome of claims and litigation, including those related to environmental contamination, antitrust claims, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes;

•	acts of terrorism or war or risk of terrorist activities or war;

•

legislative, regulatory, or legal developments in the United States, Mexico or Canada involving taxation, including enactment of new foreign, federal or state income or other tax rates, revisions of controlling authority, and the outcome of tax claims and litigation; and

•	other factors described in this prospectus.

We will not update any forward-looking statements to reflect future events or developments. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

5,016,722 Shares

Kansas City Southern

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch                     J.P. Morgan

BMO Capital Markets

Dahlman Rose & Company

Scotia Capital

April 29, 2010